UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K
For Annual and Transition Reports Pursuant to Sections 13 or #15D of the Securities and Exchange Act of 1934
________________

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

For the fiscal year ended March 31, 2006

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Commission file number: 0-26824

Tegal Corporation
(Exact name of registrant as specified in its charter)

Delaware	68-0370244
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2201 South McDowell Boulevard
Petaluma, California	94954
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (707) 763-5600

Securities Registered Pursuant to Section 12(b) of the Act: None

Securities Registered Pursuant to Section 12(g) of the Act:
Common Stock, $0.01 Par Value

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.
Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file reports) and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐   Accelerated Filer ☐   Non-Accelerated Filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.
Yes ☐ No ☒

Indicate by check mark if the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2) Yes ☐ No ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, based on the closing sale price of the common stock on September 30, 2005 as reported on the NASDAQ Smallcap Market, was $59,593,820. As of May 19, 2006, 84,253,058 shares of the registrant’s common stock were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for registrant’s 2006 Annual Meeting of Stockholders to be held July 21, 2006 will be filed with the Commission within 120 days after the close of the registrant’s fiscal year and are incorporated by reference in Part III.

PART I

Item 8.  Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Tegal Corporation

We have audited the accompanying consolidated balance sheets of Tegal Corporation as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. We have also audited the information presented in Schedule II that is listed in the index and appearing under Item 15(a)(2), for the years ended March 31, 2006 and 2005. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tegal Corporation as of March 31, 2006 and 2005, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the information presented in Schedule II for the years ended March 31, 2006 and 2005, when considered in relation to the March 31, 2006 and 2005, consolidated financial statements, taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Moss Adams LLP

Santa Rosa, California
June 9, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Tegal Corporation:

In our opinion, the consolidated statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2004 listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the results of operations and cash flows of Tegal Corporation and its subsidiaries for the year ended March 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the year ended March 31, 2004 listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring net losses and has generated negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
San Jose, California
June 25, 2004

TEGAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,
	2006	2005
	(In thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$13,787	$7,093
Accounts receivable, net of allowances for sales returns and doubtful accounts of $205 and $533 at March 31, 2006 and 2005, respectively	5,265	1,897
Inventories, net	7,700	5,140
Prepaid expenses and other current assets	1,270	641
Total current assets	28,022	14,771
Property and equipment, net	1,849	3,342
Intangible assets, net	1,474	1,796
Other assets	146	183
Total assets	$31,491	$20,092
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank lines of credit	$27	$159

Accounts payable	2,458	3,607
Accrued product warranty	506	252
Deferred revenue	477	122
Accrued expenses and other current liabilities	1,975	2,575
Total current liabilities	5,443	6,715
Long-term portion of capital lease obligations	2	13
Other long term obligations	6	64
Total long term liabilities	8	77
Total liabilities	$5,451	6,792
Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock; $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 200,000,000 shares authorized; 84,253,058 and 52,843,520 shares issued and outstanding at March 31, 2006 and 2005, respectively	842	528
Restricted Stock Units	1,034
Deferred Compensation	(224)
Additional paid-in capital	119,010	99,156
Accumulated other comprehensive income (loss)	532	(110)
Accumulated deficit	(95,154)	(86,274)
Total stockholders’ equity	26,040	13,300
Total liabilities and stockholders’ equity	$31,491	$20,092

See accompanying notes to consolidated financial statements.

TEGAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2006	2005	2004
	(In thousands, except share
	and per share data)
Revenue	$21,757	$14,888	$16,528
Cost of revenue	15,741	11,621	11,881
Gross profit	6,016	3,267	4,647
Operating expenses:
Research and development expenses	4,753	5,772	3,305
Sales and marketing expenses	2,963	2,905	2,347
General and administrative expenses	7,139	6,459	3,973
In-process research and development		1,653	2,202
Total operating expenses	14,855	16,789	11,827
Operating loss	(8,839)	(13,522)	(7,180)
Interest income (expense), net	291	(2,064)	(5,521)
Other income (expense), net	(864)	223	99
Total other expense, net	(573)	(1,841)	(5,422)
Income Taxes	532
Net loss	$(8,880)	$(15,363)	$(12,602)
Net loss per share:
Basic and diluted	$(0.13)	$(0.33)	$(0.56)

Weighted average shares used in per share computations:
Basic and diluted	70,831	46,879	22,442

See accompanying notes to consolidated financial statements.

TEGAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated		Total
			Additional	Other		Stock-	Compre-
	Common Stock		Paid-in	Comprehensive	Accumulated	Holders’	hensive
	Shares	Amount	Capital	Income	Deficit	Equity	Loss
	(In thousands, except share and per share data)

Balances at March 31, 2003	16,091,762	161	68,806	465	(58,309)	11,123	—
Common stock issued under option and stock purchase plans	90,269	1	68	—	—	69	—
Common stock issued for acquisition	1,499,994	15	2,327	—	—	2,342	—
Restricted stock issued for services rendered	158,311		332	—	—	332	—
Options and warrants, issued in previous years, exercised for services rendered	470,899	6	399	—	—	405	—
Warrants and options to purchase common stock issued for services rendered	—	—	756	—	—	756	—
Debentures – value of Beneficial conversion feature	—	—	5,190	—	—	5,190	—
Debentures – fair value of warrants issued to investors and brokers	—	—	1,724	—	—	1,724	—
Debentures – interest & accelerated discount	—	—	4,033	—	—	4,033	—
Debentures – debt issuance in form of warrants	—	—	784	—	—	784	—
Debentures – converted to shares	15,685,769	157	(157)	—	—	—	—
Debentures – interest converted to shares	95,609	1	(1)	—	—	—	—
Debentures – investor warrants exercised	892,497	9	437	—	—	446	—
Debentures – broker warrants exercised	1,536,605	15	522	—	—	537	—
Private Institutional Offering December 2001 – warrants exercised	62,135	1	156	—	—	157	—
Net loss	—	—	—	—	(12,602)	(12,602)	$(12,602)
Cumulative translation adjustment	—	—	—	(341)	—	(341)	(341)
Total comprehensive loss	—	—	—	—	—	—	$(12,943)
Balances at March 31, 2004	36,583,850	366	85,376	124	(70,911)	14,955
Common stock issued under option and stock purchase plans	89,183	1	97	—	—	98	—
Common stock issued for acquisition	1,410,632	14	2,328	—	—	2,342	—
Options and Warrants issued for services rendered	—	—	—	—	—		—
Warrants and options to purchase common stock issued for services rendered	—	—	339	—	—	339	—
Debentures – value of Beneficial conversion feature	—	—	1,811	—	—	1,811	—
Debentures – interest & accelerated discount	—			—	—	—	—
Debentures – converted to shares	4,785,659	48	(48)	—	—	—	—
Debentures – interest converted to shares	39,459	—		—	—	—	—
Debentures – investor & advisor warrants exercised	1,426,720	14	338	—	—	352	—
Private Institutional Offering December 2001 – warrants exercised	1,686	—	—	—	—	—	—
Kingsbridge	8,506,331	85	8,915	—		9,000	—
Net loss		—	—		(15,363)	(15,363)	$(15,363)
Cumulative translation adjustment	—	—	—	(234)	—	(234)	(234)
Total comprehensive loss	—	—	—	—	—	—	$(15,597)
Balances at March 31, 2005	52,843,520	$528	$99,156	$(110)	$(86,274)	$13,300

				Accumulated		Total	Compre-
			Additional	Other		Stock-	hensive
	Common Stock		Paid-in	Comprehensive	Accumulated	Holders’
	Shares	Amount	Capital	Income	Deficit	Equity	Loss
	(In thousands, except share and per share data)

Common stock issued under option and stock purchase plans	113,974	2	94	—	—	96	—
Common stock issued for PIPE	30,840,000	308	19,738	—	—	20,046	—
Common stock issued for services rendered	176,360	1	102	—	—	103	—
Warrants and options to purchase common stock issued for services rendered	—	—	953	—	—	953	—
Restricted Stock Units - Granted/Vested	279,204	3	1,228	—	—	1,231	—
Deferred Compensation	—	—	(224)	—	—	(224)	—
Cost of Equity	—	—	(1,662)	—	—	(1,662)	—
Valuation of Warrants for 2005 PIPE	—	—	435	—	—	435	—
Net loss	—	—	—	—	(8,880)	(8,880)	$(8,880)
Cumulative translation adjustment	—	—	—	642	—	642	642
Total comprehensive loss	—	—	—	—	—	—	$(8,238)
Balance at March 31, 2006	84,253,058	$842	$119,820	$532	$(95,154)	$26,040

See accompanying notes to consolidated financial statements.

TEGAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2006	2005	2004
Cash flows from operating activities:	(In thousands)
Net loss	$(8,880)	$(15,363)	$(12,602)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,193	1,452	1,338
In-process research and development		1,653	2,202
Provision for doubtful accounts and sales returns allowances	(338)	273	56
Non cash interest expense - accretion of debt discount and amortization of debt issuance costs		2,019	5,480
Fair value of warrants and options issued for services rendered	1,958	381	332
Non Cash Mark to Market Warrants	435
Excess and obsolete inventory provision	(1,146)	778	967
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,718)	2,402	(2,362)
Inventories	(618)	(2,093)	2,508
Prepaid expenses and other assets	(532)	24	(286)
Accounts payable	(1,112)	1,916	(311)
Accrued expenses and other current liabilities	(601)	(470)	(190)
Accrued product warranty	300	(173)	(411)
Customer deposits	—	—	(15)
Deferred revenue	355	(318)	115
Net cash used in operating activities	(11,704)	(7,519)	(3,179)
Cash flows from investing activities:
Purchases of property and equipment	(231)	(315)	(254)
Loss of property and equipment	128	—	—
Net cash used in investing activities	(103)	(315)	(254)
Cash flows from financing activities:
Gross proceeds from the issuance of 2% convertible debentures	—	—	7,165
2% convertible debentures cash issuance costs	—	—	(982)
Net proceeds from issuance of common stock	18,583	10,206	1,613
Borrowings under notes payable and bank lines of credit		1,303	2,474
Repayments of notes payable and bank lines of credit	(134)	(3,594)	(527)
Payments on capital lease financing	(24)	(11)	(9)
Net cash provided by financing activities	18,425	7,904	9,734
Effect of exchange rates on cash and cash equivalents	76	(26)	(164)
Net increase in cash and cash equivalents	6,694	44	6,137
Cash and cash equivalents at beginning of year	7,093	7,049	912
Cash and cash equivalents at end of year	$13,787	$7,093	$7,049
Supplemental disclosures of cash paid during the year for:
Interest	$10	$27	$119
Supplemental disclosure of non-cash investing and financing activities
Transfer of demo lab equipment between inventory and fixed assets	$725

Supplemental Schedule of Non Cash Investing Activities (amounts in thousands, except shares):

On November 11, 2003, the Company purchased certain assets and assumed certain liabilities of Simplus Systems. Consideration totaled $2,522 and consisted of 1,499,994 shares of the Company's common stock valued at $2,310, fully vested Tegal employee stock options to purchase 58,863 shares of the Company’s common stock at an exercise price of $3.09 per share, valued at $32 and transaction costs of $180. The purchase price was allocated as follows:

Assets acquired:
Fixed assets	48
Identifiable intangible assets	389
In-process research and development	2,202
Total assets	2,639
Liabilities assumed:
Current liabilities	(117)
Net assets acquired	$2,522

On May 28, 2004, Tegal purchased substantially all of the assets and assumed certain liabilities of First Derivative Systems, Inc. (“FDSI”), a development stage company, for 1,410,632 shares of common stock valued at $2,342, $150 in debt forgiveness, approximately $50 in assumed liabilities, and $158 in acquisition costs, pursuant to a purchase agreement dated April 28, 2004. The following table represents the allocation of the purchase price for FDSI. In estimating the fair value of assets acquired and liabilities assumed management considered various factors, including an independent appraisal.

Fair value fixed assets acquired	$111
Non compete agreements	203
Patents	733
In-process research and development	1,653
Debt forgiveness	(150)
Assumed liabilities	(50)
$2,500

See accompanying notes to consolidated financial statements.

TEGAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except per share data and
share data, unless otherwise noted)

Note 1.  Description of Business and Summary of Significant Accounting Policies

Description of Business

Tegal Corporation, a Delaware corporation (“Tegal” or the “Company”), designs, manufactures, markets and services plasma etch and deposition systems that enable the production of integrated circuits (“ICs”), memory and related microelectronics devices used in personal computers, wireless voice and data telecommunications, contact-less transaction devices, radio frequency identification devices (“RFIDs”), smart cards, data storage and micro-level actuators. Etching and deposition constitute two of the principal IC and related device production process steps and each must be performed numerous times in the production of such devices.

On August 30, 2002, the Company acquired all of the outstanding common stock of Sputtered Films, Incorporated (“SFI”), a privately held California corporation. SFI is a leader in the design, manufacture and service of high performance physical vapor deposition sputtering systems for the semiconductor and semiconductor packaging industry. SFI was founded in 1967 with the development of its core technology, the S-Gun. . SFI continues to operate as a wholly-owned subsidiary of Tegal. The majority of the SFI operations have been moved to the Company’s headquarters operations in Petaluma, California, and its operations are now fully integrated with those of Tegal.

On November 11, 2003, the Company acquired substantially all of the assets and certain liabilities of Simplus Systems Corporation (“Simplus”), a development stage company. Simplus had developed a deposition cluster tool and certain patented processes for barrier, copper seed and high-K dielectric applications. Simplus had coined the term “nano-layer deposition” or “NLD” to describe its unique approach to MOCVD. Immediately following the acquisition of the assets of Simplus, its employees and technology were integrated into the development programs of the Company. The Company is continuing to develop these NLD processes and related tools, and is in the process of marketing them to a limited number of key customers and joint development partners.

On May 28, 2004, the Company purchased substantially all of the assets and assumed certain liabilities of First Derivative Systems, Inc. (“FDSI”). FDSI, a privately held development stage company, was founded in 1999 as a spin-off of SFI. FDSI had developed a high-throughput, low cost-of-ownership physical vapor deposition (“PVD”) system with highly differentiated technology for leading edge memory and logic device production on 200 and 300 millimeter wafers. FDSI’s operations and development programs were fully absorbed into the Company following the acquisition, and Tegal has continued to develop systems for addressing these markets.

Basis of Presentation

The consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $8,880, $15,363 and $12,602 for fiscal years 2006, 2005 and 2004, respectively. The Company generated negative cash flows from operations of $11,704, $7,519 and $3,179 for fiscal years 2006, 2005 and 2004, respectively. To finance its operations during 2004, the Company raised approximately $6,183 in net proceeds from the sale of 2% convertible debentures and exercise of warrants (see Note 7). During 2005, the Company raised $10,380 from stock issued to Kingsbridge. Management believes that these proceeds, combined with a projected increase in sales, consolidation of certain operations and continued cost containment will be adequate to fund operations through fiscal year 2006. However, projected sales may not materialize and unforeseen costs may be incurred. If the projected sales do not materialize, the Company will need to reduce expenses further and raise additional capital through the issuance of debt or equity securities. If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of common stock, and debt covenants could impose restrictions on the Company's operations. The sale of equity or debt could result in additional dilution to current stockholders, and such financing may not be available to the Company on acceptable terms, if at all. The failure to raise additional funds may adversely affect the Company’s ability to achieve its intended business objectives. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount or classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

The consolidated financial statements include the accounts of the Company and all of its subsidiaries. Intercompany transactions and balances are eliminated in consolidation. Accounts denominated in foreign currencies are translated using the foreign currencies as the functional currencies. Assets and liabilities of foreign operations are translated to U.S. dollars at current rates of exchange and revenues and expenses are translated using weighted average rates. The effects of translating the financial statements of foreign subsidiaries into U.S. dollars are reported as accumulated other comprehensive income, a separate component of stockholders’ equity. Gains and losses from foreign currency transactions are included in the statements of operations as a separate component of other expense, net.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments having a maturity of three months or less on the date of purchase to be cash equivalents.

At March 31, 2006 and 2005 all of the Company’s investments are classified as cash equivalents in the consolidated balance sheets. The investment portfolio at March 31, 2006 and 2005 is comprised of money market funds. At March 31, 2006 and 2005, the fair value of the Company’s investments approximated cost.

Financial Instruments

The carrying amount of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, bank lines of credit, notes payable, accrued expenses and other liabilities approximates fair value due to their relatively short maturity. The Company has foreign subsidiaries, which operate and sell the Company’s products in various global markets. As a result, the Company is exposed to changes in foreign currency exchange rates. The Company utilizes hedge instruments, primarily forward contracts, to manage its exposure associated with firm third-party transactions denominated in non-functional currencies. The Company does not hold derivative financial instruments for speculative purposes. Realized and unrealized gains and losses related to forward contracts considered to be effective hedges are deferred until settlement of the hedged items. They are recognized as other gains or losses when a hedged transaction is no longer expected to occur. Realized and unrealized gains and losses on ineffective hedges are recorded to other expense, net. Foreign currency gains and losses included in other expense, net were not significant for the years ended March 31, 2006, 2005 and 2004.

At March 31, 2006, the Company had forward exchange contracts maturing at various dates throughout fiscal 2007 to exchange 277.7 million Japanese Yen into $2.4million.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of temporary cash investments and accounts receivable. Substantially all of the Company’s temporary investments are invested in money market funds. The Company’s accounts receivable are derived primarily from sales to customers located in the U.S., Europe and Asia. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company maintains reserves for potential credit losses. Write-offs during the periods presented have been insignificant. As of March 31, 2006 one customer accounted for approximately 63.4% of the accounts receivable balance. As of March 31, 2005 two customers accounted for approximately 40% of the accounts receivable balance. As of March 31, 2004, three customers accounted for approximately 43% of the accounts receivable balance.

Inventories

Inventories are stated at the lower of cost or market, reduced by provisions for excess and obsolescence. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis and includes material, labor and manufacturing overhead costs. We estimate the effects of excess and obsolescence on the carrying values of our inventories based upon estimates of future demand and market conditions. We establish a provision for inventories in excess of production demand. Should actual production demand differ from our estimates, additional inventory provision may be required, as was the case in the third quarter of fiscal 2004. The excess and obsolete provision is only released if and when the related inventory is sold or scrapped. The inventory provision balance at March 31, 2006 and 2005 was $7,136 and $8,282. The inventory provision expense for the year March 31, 2006 and 2005 was ($1,146) and $778, respectively.

We periodically analyze any systems that are in finished goods inventory to determine if they are suitable for current customer requirements. At the present time, our policy is that, if after approximately 18 months, we determine that a sale will not take place within the next 12 months and the system would be useable for customer demonstrations or training, it is transferred to fixed assets. Otherwise, it is expensed.

The carrying value of systems used for demonstrations or training is determined by assessing the cost of the components that are suitable for sale. Any parts that may be rendered unsaleable as a result of such use are removed from the system and are not included in finished goods inventory. The remaining saleable parts are valued at the lower of cost or market, representing the system’s net realizable value. The depreciation period for systems that are transferred to fixed assets is determined based on the age of the system and its remaining useful life (typically five to eight years).

Warranty Costs

The Company provides warranty on all system sales based on the estimated cost of product warranties at the time revenue is recognized. The warranty obligation is effected by product failure rates, material usage rates, and the efficiency by which the product failure is corrected. Should actual product failure rates, material usage rates and labor efficiencies differ from estimates, revisions to the estimated warranty liability may be required (see Note 2 to accompanying notes to the consolidated financial statements).

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are stated at cost and are amortized using the straight-line method over the shorter of the estimated useful life of the improvements or the lease term. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are included in the results of operations. The Company generally depreciates its assets over the following periods:

Years
Furniture and machinery and equipment	7
Computer and software	3 - 5
Leasehold improvements	5 or remaining lease life

Identified Intangible Assets Acquisition -related intangibles include non-compete agreements, patents, unpatented technology, and trade name that are amortized on a straight-line basis over periods ranging from 5 years to 15 years. Also included in acquisition-related intangibles is workforce-in-place related to acquisitions that did not qualify as business combinations. The Company performs ongoing review of its identified intangible assets to determine if facts and circumstances exist that indicate the useful life is shorter than originally estimated or the carrying amount may not be recoverable. If such facts and circumstances exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flow associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets. No impairment charge has been recorded for the years-ended 2006, 2005 and 2004, respectively.

Accounts Receivable - Allowance for Sales Returns and Doubtful Accounts

The Company maintains an allowance for doubtful accounts receivable for estimated losses resulting from the inability of the Company’s customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, or even a single customer was otherwise unable to make payments, additional allowances may be required.

The Company’s return policy is for spare parts and components only. A right of return does not exist for systems. Customers are allowed to return spare parts if they are defective upon receipt. The potential returns are offset against gross revenue on a monthly basis. Management reviews outstanding requests for returns on a quarterly basis to determine that the reserves are adequate.

Revenue Recognition

Each sale of our equipment is evaluated on an individual basis in regard to revenue recognition. We have integrated in our evaluation the related interpretative guidance included in Topic 13 of the codification of staff accounting bulletins, and recognize the role of the EITF consensus on Issue 00-21. We first refer to EITF 00-21 in order to determine if there is more than one unit of accounting and then we refer to SAB104 for revenue recognition topics for the unit of accounting. We recognize revenue when persuasive evidence of an arrangement exists, the seller’s price is fixed or determinable and collectibility is reasonably assured.

For products produced according to our published specifications, where no installation is required or installation is deemed perfunctory and no substantive customer acceptance provisions exist, revenue is recognized when title passes to the customer, generally upon shipment. Installation is not deemed to be essential to the functionality of the equipment since installation does not involve significant changes to the features or capabilities of the equipment or the building of complex interfaces and connections. In addition, the equipment could be installed by the customer or other vendors and generally the cost of installation approximates only 1% of the sales value of the related equipment.

For products produced according to a particular customer’s specifications, revenue is recognized when the product has been tested and it has been demonstrated that it meets the customer’s specifications and title passes to the customer. The amount of revenue recorded is reduced by the amount (generally 10%), which is not payable by the customer until installation is completed and final customer acceptance is achieved.

For new products, new applications of existing products, or for products with substantive customer acceptance provisions where performance cannot be fully assessed prior to meeting customer specifications at the customer site, 100% of revenue is recognized upon completion of installation and receipt of final customer acceptance. Since title to goods generally passes to the customer upon shipment and 90% of the contract amount becomes payable at that time, inventory is relieved and accounts receivable is recorded for the entire contract amount. The revenue on these transactions is deferred and recorded as deferred revenue. As of March 31, 2006 and March 31, 2005, deferred revenue as related to systems was $455 and $80, respectively. We reserve for warranty costs at the time the related revenue is recognized.

Revenue related to sales of spare parts is recognized upon shipment. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Unearned maintenance and service revenue is included in deferred revenue. At March 31, 2006 and March 31, 2005, respectively, $22 and $42 of deferred revenue was related to service contracts.

Accounting for Freight Charged to Customers

Spares and systems are typically shipped “freight collect,” therefore no shipping revenue or cost is associated with the sale. When freight is charged, it is booked to revenue and offset for the cost of that freight in the cost of revenue accounts pursuant to FASB’s Emerging Issues Task Force (“EITF”) 00-10.

Income Taxes

Deferred income taxes are recognized for the differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common shares outstanding plus any potentially dilutive securities, except when the effect of including such changes is antidilutive.

Stock-Based Compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, including FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation — an interpretation of APB Opinion No. 25.” The Company’s policy is to grant options with an exercise price equal to the closing market price of the Company’s stock on the grant date. Accordingly, no compensation cost for stock option grants has been recognized in the Company’s statements of operations. Additional proforma disclosures assuming the Company applied the fair value method of accounting for employee stock compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” are as follows.

As required by SFAS No. 123 for proforma disclosure purposes only, the Company has calculated the estimated grant date fair value of its stock option awards using the Black-Scholes model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

The following assumptions are included in the estimated grant date fair value calculations for the Company’s stock option awards and Employee Qualified Stock Purchase Plan (“Employee Stock Purchase Plan”):

	2006	2005	2004
Expected life (years):
Stock options	4.0	4.0	4.0
Employee stock purchase plan	0.5	0.5	0.5
Volatility:
Stock options	63%	90%	119%
Employee stock purchase plan	63%	90%	119%
Risk-free interest rate	4.61%	2.84%	2.62%
Dividend yield	0%	0%	0%

The weighted average estimated grant date fair value, as defined by SFAS No. 123, for stock option awards granted during fiscal 2006, 2005 and 2004 was $0.41, $0.85 and $0.90 per option, respectively.

The following table summarizes information with respect to stock options and warrants outstanding as of March 31, 2006 (number of shares in thousands):

	Outstanding Options as of March 31, 2006
Range of		Weighted	Weighted Average	Exercisable at March 31, 2006
Exercise	Number of	Average	Remaining	Number of	Weighted Average
Prices	Options & Warrants	Exercise Price	Contractual Life	Options & Warrants	Exercise Price
$0.35 — $1.50	24,863,303	$0.95	5.61	22,216,608	$0.96
$1.51 — $2.14	975,778	1.75	5.33	782,028	1.65
$2.15 — $3.00	984,667	2.50	1.29	984,667	2.50
$3.01 — $3.25	190,632	3.20	3.28	190,632	3.20
$3.26 — $3.88	55,000	3.75	4.09	55,000	3.75
$3.89 — $4.25	305,000	4.11	2.85	305,000	4.11
$4.26 — $6.88	161,700	4.94	2.39	161,700	4.94
$6.89 — $8.00	65,188	7.71	3.88	65,188	7.71
$8.01 — $8.75	53,000	8.47	3.37	53,000	8.47
$ 0.35 — $8.75	27,654,268	$1.14	5.37	24,813,823	$1.16

The weighted average estimated grant date fair values per share, as defined by SFAS No. 123, for rights granted under the employee stock purchase plan during fiscal 2006, 2005 and 2004 were $0.40, $0.82 and $0.35, respectively.

Had the Company recorded compensation costs based on the estimated grant date fair value (as defined by SFAS 123) for awards granted under its stock option plans and Employee Plan, the Company’s net loss and loss per share would have been increased to the proforma amounts below for the years ended March 31, 2006, 2005 and 2004:

	2006	2005	2004
Net loss as reported	$(8,880)	$(15,363)	$(12,602)
Net loss per share as reported	$(.13)	$(.33)	$(.56)
Proforma compensation expense at fair Value	$(1,770)	$(1,244)	$(458)
Proforma net loss	$(10,650)	$(16,607)	$(13,060)
Proforma net loss per share:
Basic and diluted	$(0.15)	$(0.36)	$(0.58)

During the current fiscal year, the Company awarded 1,000,000 restricted stock units to Brad Mattson, the Company’s Chairman, and 150,000 restricted stock units to Thomas Mika, the Company’s President and Chief Executive Officer at the close of the 2005 PIPE, see note 9. These restricted stock units were accounted for as compensation expense of $1,004.

During the current fiscal year, the Company awarded four employees 325,000 restricted shares. These shares are valued at $224, are not vested, and were accounted for as Restricted Share Units and Deferred Compensation in the equity section of the balance sheet.

On September 13, 2005 the Company issued 500,000 warrants at $0.69 as consideration for an amendment to the current lease of the Company’s headquarters to reduce the termination fee. The value of the warrants of $655 was based on the fair value of the termination penalty reduction offset by the exercise price of the warrant and recorded as rent expense.

During the current fiscal year, the Company issued 79,204 shares of restricted stock to a consultant of the Company in lieu of a cash payment for spares commission. The value of the restricted stock of $47 was based on the market price of the stock on the date of grant.

The disclosure provisions of SFAS No. 123 and SFAS No. 148 require judgments by management as to the estimated lives of the outstanding options. Management has based the estimated life of the options on historical option exercise patterns. If the estimated life of the options increases, the valuation of the options will increase as well.

In December 2004 the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment,” that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. The Company will be required to adopt SFAS No 123R beginning April 1, 2006. Had the Company adopted SFAS No 123R during the fiscal year ended March 31, 2006, compensation expense of approximately $1,770 would have been recognized in the consolidated statements of operations for the year ended March 31, 2006. The Company will adopt SFAS 123(R) beginning April 1, 2006.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. The primary difference between net loss and comprehensive loss for the Company is attributable to foreign currency translation adjustments. Comprehensive loss is shown in the statement of stockholders’ equity.

New Accounting Pronouncements

In November 2004 the FASB issued SFAS No. 151 “Inventory Costs - An Amendment of ARB No. 43, Chapter 4” (SFAS 151). SFAS 151 clarifies that abnormal amounts of idle facility expense freight handling costs and spoilage should be expensed as incurred and not included in overhead. Further SFAS 151 requires that allocation of fixed and production facilities overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS 151 are effective for inventory costs incurred during the fiscal years beginning April 1, 2006. The adoption of SFAS 151 will have no material impact on the consolidated financial statements.

Note 2.  alance Sheet and Statement of Operations Detail

Inventories, net consisted of:

	March 31,
	2006	2005
Raw materials	$1,692	$1,044
Work in process	4,173	2,976
Finished goods and spares	1,835	1,120
	$7,700	$5,140

The inventory provision at March 31, 2006 and 2005 was $7,136 and $8,282, respectively.

Property and equipment, net, consisted of:

	March 31,
	2006	2005
Machinery and equipment	$3,481	$4,266
Demo lab equipment	2,028	3,489
Computer and software	1,623	1,436
Leasehold improvements	3,528	3,182
	10,660	12,373
Less accumulated depreciation and amortization	(8,811)	(9,031)
	$1,849	$3,342

Machinery and equipment at March 31, 2006 and 2005, includes approximately $56 of assets under leases that have been capitalized. Accumulated amortization for such equipment approximated $ 42 and $37, respectively.

A summary of accrued expenses and other current liabilities follows:

	March 31,
	2006	2005
Accrued compensation costs	$1,261	$910
Income taxes payable	13	502
Other	701	1,163
	$1,975	$2,575

Product warranty and guarantees:

The Company provides warranty on all system sales based on the estimated cost of product warranties at the time revenue is recognized. The warranty obligation is affected by product failure rates, material usage rates, and the efficiency by which the product failure is corrected. Warranty activity for the years ended March 31, 2006 and 2005 is as follows:

	Year ended March 31,
	2006	2005
Balance at the beginning of the period	$252	$366
Additional warranty accruals for warranties issued during the year	496	465
Settlements made during the year	(242)	(579)
Balance at the end of the year	$506	$252

Certain of the Company's sales contracts include provisions under which customers would be indemnified by the Company in the event of, among other things, a third-party claim against the customer for intellectual property rights infringement related to the Company's products. There are no limitations on the maximum potential future payments under these guarantees. The Company has accrued no amounts in relation to these provisions as no such claims have been made and the Company believes it has valid, enforceable rights to the intellectual property embedded in its products.

Note 3.  Earnings Per Share

SFAS No. 128, “Earnings Per Share,” requires dual presentation of basic and diluted net income (loss) per share on the face of the statement of operations. Basic EPS is computed by dividing loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) for the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS uses the average market prices during the period. All amounts in the following table are in thousands except per share data.

Basic net loss per common share is computed using the weighted-average number of shares of common stock outstanding.

The following table represents the calculation of basic and diluted net loss per common share (in thousands, except per share data):

	Year Ended March 31,
	2006	2005	2004
Net loss applicable to common stockholders	$(8,880)	$(15,363)	$(12,602)
Basic and diluted:
Weighted-average common shares outstanding	70,831	46,879	22,442
Less weighted-average common shares subject to repurchase…	—	—	-----
Weighted-average common shares used in computing basic and diluted net loss per common share	70,831	46,879	22,442
Basic and diluted net loss per common share	$(0.13)	$(0.33)	$(.56)

Outstanding options, warrants and restricted stock equivalent to 28,929,268,11,964,208, and 12,396,879 shares of common stock at a weighted-average exercise price of $1.16, $2.15, and $1.73 per share on March 31, 2006 , 2005,and 2004 were not included in the computation of diluted net loss per common share for the periods presented as a result of their anti-dilutive effect. Such securities could potentially dilute earnings per share in future periods.

Note 4.  Notes Payable and Bank Lines of Credit

As of March 31, 2006, the Company’s Japanese subsidiary had $13 outstanding under its lines of credit which is collateralized by Japanese customer promissory notes held by such subsidiary in advance of payment on customers’ accounts receivable. The two credit lines have a total borrowing capacity of 200 million Yen (approximately $1,282 at exchange rates prevailing on March 31, 2006), which are secured by Japanese customer promissory notes held by such subsidiary in advance of payment on customers’ accounts receivable. The two Japanese bank lines bear interest at Japanese prime (1.375% as of March 31, 2006) plus 0.875% and 1.5%, respectively.

Note 5.  Income Taxes

Components of Income before income taxes are as follows:

Year ended March 31,	2006	2005	2004

Domestic	(6,884)	(14,478)	(12,396)
Foreign	(2,528)	(885)	(206)
	(9,412)	(15,363)	(12,602)

Components of the provision for income taxes are as follows:

Year ended March 31	2006	2005	2004

Current:
U.S. Federal	—	—
State & Local	—	—
Foreign	(532)	—
	(532)	—
Deferred:
U.S. Federal	—	—
State & Local	—	—
Foreign	—	—
Total	(532)	—

The income tax provision differs from the amount computed by applying the statutory U.S. federal income tax rate as follows:

Year ended March 31,	2006	2005	2004

Income tax provision at U.S. Statutory Rate	(3,200)	(4,651)	(4,285)
State taxes net of federal benefit	(295)	(303)	(265)
Foreign differential	860	301	—
Current year tax credits	(441)	—	—
Transfer price reserve no longer required	(532)	—	—
Change In Valuation Allowance	2,080	4,739	4,367
Change in deferred state tax rate	600
Other	396	(86)	183

Income tax expense/(income)	(532)	—	—

Components of deferred taxes are as follows:

Year ended March 31,	2006	2005

Revenue recognition for tax & deferred for book	57	45
Non-deductible accruals and reserves	3,459	4,322
Net operating loss carryforward	26,997	24,356
Credits	3,549	3,004
Uniform cap adjustment	457	566
Other	108	254

Total	34,627	32,547
Valuation Allowance	(34,627)	(32,547)
Net Deferred Tax Asset	—	—

We have recorded no net deferred tax assets for the years ended March 31, 2006 and 2005, respectively. The Company has provided a valuation allowance of $34.6 million and $32.5 million at March 31, 2006 and March 31, 2005, respectively, since it is more likely thatn not the deferred taxes will not be realized.. The valuation allowance increased by $2.1 million and $4.7 million during the years ended March 31, 2006 and 2005, respectively.

At March 31, 2006, the Company has net operating loss carryforwards of approximately $73.7 million and $33.3 million for federal and state respectively, which begin to expire in the year ended March 31, 2008.

At March 31, 2006, the Company also has research and experimentation credit carryforwards of $2.6 million and $1.4 million for federal and state income tax purposes, respectively, which begin to expire in the year ended March 31, 2010.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carry-forwards in certain situations where changes occur in the stock ownership of a corporation during a certain time period. In the event the company has incurred a change in ownership, utilization of the carry-forwards could be significantly restricted.

Note 6.  Accounting for Restructure Expense

During the fiscal year ended March 31, 2006, we recorded a severance charge of approximately $271 related to staff reductions of 17 employees, of which approximately $168 was classified as cost of sales, $81 as engineering, process and development and $22 sales, marketing and general and administrative expenses. We had an outstanding severance liability of approximately $15 as of March 31, 2006.

During the fiscal year ended March 31, 2005, we recorded a severance charge of approximately $129 related to staff reductions of 19 employees, of which approximately $19 was classified as cost of sales, $18 as research and development and $92 as sales, marketing and general and administrative expenses. We had an outstanding severance liability of approximately $63 as of March 31, 2005.

There were no severance charges and no outstanding liability during fiscal year ended March 31, 2004

Note 7.  Commitments and Contingencies

The Company has several non-cancelable operating leases and capital leases, primarily for general office, production and warehouse facilities, that expire over the next five years. Future minimum lease payments under these leases are as follows:

Year Ending March 31, 2006	Capital Leases	Operating Leases
	As of March 31, 2006
2007	$12	$779
2008	2	272
2009		210
2010		160
2011		8
Thereafter		33
Total minimum lease payments		1,462
Less amount representing interest
Present value of minimum lease payments	14
Less current portion	12
Long term capital lease obligation	2

Most leases provide for the Company to pay real estate taxes and other maintenance expenses. Rent expense for operating leases, net of sublease income, was $2,671, $1,426 and $1,007, during the years ended March 31, 2006, 2005 and 2004, respectively.

The Company maintains our headquarters, encompassing our executive office, manufacturing, engineering and research and development operations, in one leased 57,418 square foot facility in Petaluma, California. On February 1, 2006, the landlord of these facilities was given notice of our intention to vacant by July, 31, 2006. We have office space in a leased 13,300 square foot facility in San Jose, California. Our headquarters will be moved to this location during fiscal year 2007.

Sputtered Films, Inc. v. Advanced Modular Sputtering, et al., filed in Santa Barbara County Superior Court.

On December 22, 2003, Sputtered Films, Inc. ("SFI"), a wholly owned subsidiary of the Company, filed an action against two former employees, Sergey Mishin and Rose Stuart-Curran, and a company they formed after leaving their employment with SFI named Advanced Modular Sputtering, Inc. ("AMS"). Sergey Mishin and Rose Stuart-Curran had each signed confidentiality and non-disclosure agreements regarding information obtained while employed by SFI. The action contains causes of action for specific performance, breach of contract, breach of the covenant of good faith and fair dealing, misappropriation of trade secrets, unfair competition, unfair business practices, interference with prospective economic advantage, conversion, unjust enrichment, and declaratory relief. These claims arise out of information SFI received evidencing that AMS possessed and used SFI's confidential, proprietary and trade secret drawings, specifications and technology to manufacture the sputtering tool marketed by AMS.

During 2004 and 2005, this litigation was largely stalled while AMS and Agilent Technologies, Inc. contested SFI's right to conduct discovery. This dispute was resolved in late 2005 when the California Court of Appeal affirmed SFI's trade secrete identification as statutorily sufficient. On November 18, 2005, SFI requested leave to add Agilent Technologies, Inc. ("Agilent") as a defendant based on evidence that Agilent and AMS co-developed the machines which SFI contends were built using SFI proprietary information. The Court granted SFI's request and Agilent was served as a Doe defendant on December 12, 2005. In early December, SFI learned that Agilent transferred its Semiconductor Products Group to a number of Avago entities effective December 1, 2005, and accordingly SFI sought and received court approval to add Avago Technologies U.S., Inc. and Avago Technologies Wireless (U.S.A.) Manufacturing, Inc (collectively the "Avago Entities") as defendant in this action. On April 25, 2006, the Avago Entities filed a Cross-Complaint against SFI and Tegal Corporation alleging causes of action for breach of contract, trade secret misappropriation, unfair competition, conversion, unjust enrichment and declaratory relief. The Cross-Complaint alleges on information and belief that SFI misused information obtained from Hewlett-Packard in connection with Hewlett-Packard's request to purchase SFI machines or to upgrade SFI machines Hewlett-Packard already owned. SFI and Tegal Corporation intend to vigorously contest all such allegations. Trial is currently set for November 8, 2006, although the Court has indicated that it may bifurcate the Avago Entities' cross-claims.

Note 8.  2% Convertible Debentures:

On June 30, 2003, the Company signed definitive agreements with investors to raise up to $7,165 in a private placement of convertible debt financing to be completed in two tranches. The first tranche, which closed on June 30, 2003, involved the sale of debentures in the principal amount of $929. The Company received $424 in cash on June 30, 2003 and the remaining balance of $505 on July 1, 2003, which was recorded as an other receivable as of June 30, 2003. The closing of the second tranche, which occurred on September 9, 2003 following shareholder approval on September 8, 2003, resulted in the receipt of approximately $6,236 in gross proceeds on September 10, 2003.

The Company was required to pay a cash fee of up to 6.65% of the gross proceeds of the debentures to certain financial advisors upon the closing of the second tranche. A fee of $448 has been recorded as a debt issuance cost and was paid in September 2003. The financial advisors also were granted warrants to purchase 1,756,127 shares of the Company’s common stock at an exercise price of $0.35 per share. These warrants were valued at $1,387 using the Black-Scholes option pricing model with the following variables: stock fair value of $0.93, term of five years, volatility of 95% and risk-free interest rate of 2.5%. During fiscal year ended March 31, 2006, no financial advisors exercised their warrants, leaving advisor warrants for 196,129 shares unexercised at the end of the year.

The debentures accrued interest at the rate of 2% per annum. Both the principal and accrued interest thereon of these debentures were convertible at the rate of $0.35 per share. The principal of the debentures converted into 20,471,428 shares of the Company’s common stock. The closing prices of the Company’s common stock on June 30, 2003 and September 9, 2003, the closing dates for the first and second tranches, were $0.55 and $1.49. Therefore, a beneficial conversion feature existed which was accounted for under the provisions of EITF 00-27, Application of Issue 98-5 to Certain Convertible Instruments. A beneficial feature also existed in connection with the conversion of the interest on the debentures into shares of common stock.

As of June 30, 2004, debenture holders had converted all the debentures in the principal amount of $7,165 into 20,471,428 shares of the Company’s common stock. Of the 3,542,436 shares that were registered for payment of interest in-kind, 135,068 shares had been issued for such interest payments, and the interest obligation to the debenture holders had been satisfied in full.

In addition, the debenture holders were granted warrants to purchase 4,094,209 shares of the Company’s common stock at an exercise price of $0.50. The warrants expire after eight years. The warrants were valued using the Black-Scholes model with the following variables: fair value of common stock of $0.35 for the first tranche debentures and $0.93 for the second tranche debentures, volatility of 37% and risk-free interest rate of 2.5%. The debenture holders had exercised warrants to purchase 2,239,832 shares (plus 168,695 warrants remitted as payments for stock under a cash-less exercise provision of the warrant agreement) of the Company’s common stock. As of March 31, 2006, there remained unexercised warrants held by the debenture holders for 1,514,940 shares of the Company’s common stock.

The relative fair value of the warrants has been classified as equity with the beneficial conversion feature because it meets all the equity classification criteria of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

The value of the beneficial conversion feature, warrants and debt issuance costs were amortized as interest expense over the life of the debt using the effective interest method. Related interest expense for fiscal 2005 amounted to $2,019. This amount is comprised of nominal interest, amortization of beneficial conversion feature and amortization of debt issuance costs.

The debt issuance costs associated with the debentures amounted to $2,369 and are comprised of $982 in cash issuance costs and $1,387 associated with warrants issued to financial advisors. Approximately $603 of these costs were allocable to the warrants and charged to equity. The remaining balance of $1,766 was recorded as an asset and was amortized over the life of the debt. As of March 31, 2005 the debentures have been fully converted; and these costs have been fully expensed.

The following table presents the amounts originally allocated to the beneficial conversion feature and warrants and the outstanding balance of debt at March 31, 2004 after accounting for these two equity instruments and conversions (in thousands):

	First Tranche	Second Tranche	Total
Debentures - principal amount	$929	$6,236	$7,165
Beneficial conversion feature (included in equity)	(605)	(4,585)	(5,190)
Warrants (included in equity)	(73)	(1,651)	(1,724)
Conversions to common stock	(846)	(3,203)	(4,049)
Accretion of debt discount	599	3,273	3,872
Net amount of 2% convertible debentures	$4	$70	$74

The value of the beneficial conversion feature, warrants and debt issuance costs was amortized as interest expense during fiscal 2005. Related interest expense for fiscal 2004 amounted to $5,480. This amount is comprised of nominal interest, amortization of beneficial conversion feature and amortization of debt issuance costs.

During fiscal 2005, the principal and interest amount of the debentures converted was $1,688, which converted into 4,825,118 shares of the Company’s common stock. All debt issuance costs were fully amortized at March 31, 2005.

Note 9.  Acquisition and Intangible Assets

First Derivative Systems, Inc:

On May 28, 2004, Tegal purchased substantially all of the assets and assumed certain liabilities of First Derivative Systems, Inc. (“FDSI”), a development stage company, for 1,410,632 shares of common stock valued at $2,342, $150 in debt forgiveness, approximately $50 in assumed liabilities, and $158 in acquisition costs,. All of the shares of common stock were registered with the Securities and Exchange Commission through the filing of a S-3 in October 2004. In addition, the Company entered into employment agreements with key FDSI personnel. FDSI, a development stage company, had developed a high-throughput, low cost-of-ownership physical vapor deposition (“PVD”) system with highly differentiated technology for leading edge memory and logic device production on 200 and 300 millimeter wafers. This transaction was accounted for as a purchase of assets in accordance with EITF Issue No. 98-3, “Determining whether a nonmonetary transaction involves receipt of productive assets or of a business.”

The following table represents the allocation of the purchase price for FDSI. The purchase price of this acquisition has been allocated to the acquired assets and assumed liabilities on the basis of their fair values as of the date of the acquisition. In estimating the fair value of the assets acquired and liabilities assumed, management considered various factors, including an independent appraisal.

Fair value fixed assets acquired	$111
Non compete agreements	203
Patents	733
In-process research and development	1653
Debt forgiveness	(150)
Assumed liabilities	(50)
$2,500

The assets will be amortized over a period of years shown on the following table:

Fixed assets acquired	3 to 5 years
Non compete agreements	3 years
Patents	15 years

The fair value underlying the $1,653 assigned to acquired IPR&D in the FDSI acquisition was charged to the Company’s results of operations during the quarter ended June 30, 2004, and was determined by identifying research projects in areas for which technological feasibility had not been established and there was no alternative future use. Projects in the IPR&D category were primarily certain design change improvements, software integration and hardware modifications, which are estimated to cost approximately $1 - $2 million.

The IPR&D value of $1,653 was determined by an income approach where fair value is the present value of projected free cash flows that will be generated by the products incorporating the acquired technologies under development, assuming they are successfully completed. The estimated net free cash flows generated by the products over a seven-year period were discounted at a rate of 35% in relation to the stage of completion and the technical risks associated with achieving technological feasibility. The net cash flows for such projects were based on management’s estimates of revenue, expenses and asset requirements. Any delays or failures in the completion of these projects could impact expected return on investment and future results of operations. In addition, the Company's operating results would be adversely affected if the value of other intangible assets acquired became impaired.

All of these projects have completion risks related to functionality, architecture, performance, process technology, continued availability of key technical personnel, product reliability and software integration. To the extent that estimated completion dates are not met, the risk of competitors’ product introductions is greater and revenue opportunity may be permanently lost.

Simplus Systems Corporation:

On November 11, 2003, the Company acquired substantially all of the assets and certain liabilities of Simplus Systems Corporation, (“Simplus”), a development stage company. Simplus had developed a deposition cluster tool and certain processes for barrier, copper seed and high-K dielectric applications. The purchase consideration of $2,522 includes 1,499,994 shares of the Company’s common stock valued at $2,310, 58,863 fully vested employee stock options to purchase Tegal common stock at an exercise price of $3.09 per share valued at $32, and acquisition costs of $180. This transaction was accounted for as a purchase of assets in accordance with EITF Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.

The Company completed the allocation of the purchase price of Simplus. The following table represents the allocation of the purchase price for Simplus. The purchase price of this acquisition has been allocated to the acquired assets and assumed liabilities on the basis of their fair values as of the date of the acquisition. In estimating the fair value of the assets acquired and liabilities assumed, management considered various factors, including an independent appraisal.

Fair value fixed assets acquired	$48
Work Force	50
Patents	339
In-process research and development	2,202
Assumed liabilities	(117)
$2,522

The assets will be amortized over a period of years shown on the following table:

Fixed assets acquired	1 year
Work Force	2 years
Patents	5 years

The fair value underlying the $2,202 assigned to acquired IPR&D in the Simplus acquisition was charged to the Company’s results of operations during the quarter ended December 31, 2003 and was determined by identifying research projects in areas for which technological feasibility had not been established and there was no alternative future use. Projects in the IPR&D category are certain design change improvements on the existing 150 mm and 200 mm systems and the development of a 300 mm system. The design change improvements on the existing systems are estimated to cost approximately $500,000 to $1 million, are approximately 90% complete and will be completed by December 31, 2005. The development of a 300 mm system is estimated to be approximately 10% complete, and to cost between $2 and $4 million over the next two to four years, as market demand materializes.

The IPR&D value of $2,202 was determined by an income approach where fair value is the present value of projected free cash flows that will be generated by the products incorporating the acquired technologies under development, assuming they are successfully completed. The estimated net free cash flows generated by the products over a seven-year period were discounted at a rate of 32% in relation to the stage of completion and the technical risks associated with achieving technological feasibility. The net cash flows for such projects were based on management’s estimates of revenue, expenses and asset requirements. Any delays or failures in the completion of these projects could impact expected return on investment and future results of operations.

All of these projects have completion risks related to functionality, architecture performance, process technology availability, continued availability of key technical personnel, product reliability and availability of software support. To the extent that estimated completion dates are not met, the risk of competitors’ product introductions is greater and revenue opportunity may be permanently lost.

Intangibles:

As of March 31, 2006, intangible assets, net consisted of the following:

	Gross	Accumulated Amortization	Net
Technology	$782	$(350)	$432
Trade name	253	(114)	139
Non compete agreements	254	(175)	79
Patents	1,072	(248)	824
Total	$2,361	$(886)	$1,474

As of March 31, 2005, intangible assets, net consisted of the following:

	Gross	Accumulated Amortization	Net
Technology	$782	$(253)	$529
Trade name	253	(82)	171
Workforce	254	(99)	155
Patents	1,072	(131)	941
Total	$2,361	$(565)	$1,796

The estimated future amortization expense of intangible assets as of March 31, 2006 is as follows:

2007	$314
2008	257
2009	223
2010	178
2011	102
Thereafter	400
$1,474

Note 10.  Sale of Common Stock and Warrants

Effective July 6, 2005, the Company entered into a Purchase Agreement with certain accredited investors pursuant to which it sold to them an aggregate of 30,840,000 shares of our common stock at a purchase price of $0.65 per share and warrants to purchase an aggregate of 15,420,001 shares of our common stock at an exercise price of $1.00 per share. All of these securities were sold in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended, solely to accredited investors, as defined in Rule 501 of the Act. This financing transaction is referred to herein as the “2005 PIPE”.

In the initial closing of the 2005 PIPE on July 12, 2005, the Company sold 6,300,000 shares at a purchase price of $0.65 per share and five-year warrants to purchase an aggregate of 3,150,000 shares of common stock at an exercise price of $1.00 per share to the investors at an aggregate purchase price of $4,095. In connection with the 2005 PIPE, the Company granted to the investors registration rights. The effective date of the Form S-3 registration statement registering the shares issued in the initial closing was August 25, 2005.

In the second closing of the 2005 PIPE on September 19, 2005, the Company sold 24,540,000 shares at a purchase price of $.65 per share and five-year warrants to purchase an aggregate of 12,270,001 shares of common stock at an exercise price of $1.00 per share to the investors at an aggregate purchase price of $15,951. The effective date of the Form S-3 registration statement registering the shares issued in the second closing was October 24, 2005.

In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company’s Own Stock,” the fair value of the warrants in the second closing of the 2005 PIPE on the date of grant was estimated to be $6,621 using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.5%, the contractual life of 5 years and volatility of 115%. The warrants’ fair value was reported as a liability at the time of grant, with a corresponding charge to common stock. At September 30, 2005, the fair value of the warrants was estimated to be $6,295 using the Black-Scholes option pricing model with the same assumptions. At March 31, 2006, the impact of this transaction was $435 recorded as other expense and there is no longer a contingent liability.

The Company paid a placement fee of $1,453 (equal to 7% of the Company’s gross proceeds for both transactions) to Dahlman Rose & Company LLC, the Company’s financial advisor for the 2005 PIPE.

On September 13, 2005 the Company issued 500,000 warrants at $0.69 as consideration for an amendment to the current lease of the Company’s headquarters to reduce the termination fee. The value of the warrants of $655 was based on the fair value of the termination penalty reduction offset by the exercise price of the warrant and recorded as rent expense.

During the previous fiscal year, the Company entered into a contract with certain consultants of the Company pursuant to which the Company will issue warrants on a monthly basis in lieu of cash payments for two years, dependant upon the continuation of the contract and the achievement of certain performance goals. These warrants are valued and expensed on a monthly basis upon issuance. During the fiscal year March 31, 2006, the Company issued warrants to purchase 483,204 shares of the Company's common stock to service providers for services rendered. During the fiscal year ended March 31, 2006, the warrants were valued at $253 using the Black-Scholes model with an exercise price at the market value on the day of the grant and an average interest rate of 3.99% and 3.11% respectively. The life of the warrants is five and seven years with the volatility of 115% and 118%, respectively.

On February 11, 2004, the Company signed a $25 million equity facility with Kingsbridge Capital, a firm that specializes in the financing of small to medium sized technology-based companies. The arrangement allowed the Company to sell shares of its common stock to Kingsbridge at its sole discretion over a 24-month period on a "when and if needed" basis. Kingsbridge Capital was required under the terms of the arrangement to purchase Tegal's stock following the effectiveness of a registration statement. The price of the common shares issued under the agreement was based on a discount to the volume-weighted average market price during a specified drawdown period. The Company had no obligation to draw down all or any portion of the commitment.

In connection with the agreement, the Company issued fully vested warrants to Kingsbridge Capital to purchase 300,000 shares of the Company's common stock at an exercise price of $4.11 per share. The fair value of such options, which amounted to approximately $756 was capitalized as a transaction cost. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 114%, term of five years, risk free interest of 3.91% and underlying stock price equal to fair market value at the time of grant.

During the fiscal year end March 31, 2005, the Company issued to Kingsbridge Capital, Ltd. a total of 8,506,331 shares of its common stock. Gross proceeds from the sale of stock were $10,380. The discount to the volume-weighted average market price was $1,153 that was charged against equity as stock issuance cost. In addition to $623 in cash payments, the Company issued warrants to purchase 23,727, 21,686 24,092 and 15,549 shares of common stock at $1.45, $1.56, $1.92 and $1.35 respectively, to advisors, in connection with the sale of stock to Kingsbridge which were charged against equity as stock issuance costs. Pursuant to our agreement, broker fees of 6% in cash and 1% of stock in the form of warrants were paid upon each drawdown of the facility. Additionally, warrants issued at the time of the agreement were held in current assets and have been fully amortized as of March 31, 2005 and charged against equity as stock issuance costs. The Company does not anticipate any further sales of shares to Kingsbridge.

The selling price of the stock was negotiated as a function of market price based on a specific formula. The discount was accounted for as a cost of capital and netted against Additional Paid in Capital. Since the transaction was related to the sale of our own common stock, it was excluded from the determination of net income.

During fiscal 2004 the Company granted 578,311 options to purchase shares of the Company's common stock to certain non-employees. The fair value of such shares amounted to approximately $332, was recorded as an operating expense using Black Scholes model for the period of services rendered.

Note 11.  Employee Benefit Plans

Equity Incentive Plan

Pursuant to the Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”), options and stock purchase rights to purchase 3,500,000 shares of common stock could be granted to management and consultants. The exercise price of options and the purchase price of stock purchase rights generally has been the fair value of the Company’s common stock on the date of grant. At the date of issuance of the stock options, all options are exercisable; however the Company has the right to repurchase any stock acquired pursuant to the exercise of stock options upon termination of employment or consulting agreement at the original exercise price for up to four years from the date the options were granted, with the repurchase rights ratably expiring over that period of time. Incentive stock options are exercisable for up to ten years from the grant date of the option. Nonqualified stock options are exercisable for up to 15 years from the grant date of the option. The Equity Incentive Plan expired in December 1999. Consequently no shares were available for issuance under the Equity Incentive Plan as of March 31, 2006.

1990 Stock Option Plan

Pursuant to the terms of the Company’s 1990 Stock Option Plan (“1990 Option Plan”), options and stock purchase rights to purchase 550,000 shares of common stock could be granted to employees of the Company or its affiliates. Incentive stock options are exercisable for a period of up to ten years from the date of grant of the option and nonqualified stock options are exercisable for a period of up to ten years and two days from the date of grant of the option. At the date of issuance of the stock options, all options are exercisable; however, the Company has the right to repurchase any stock acquired pursuant to the exercise of stock options upon termination of employment at the original exercise price for up to four years from the date the options were granted, with the repurchase rights ratably expiring over that period of time. The 1990 Option Plan expired on March 10, 2000. Consequently no shares were available for issuance under the 1990 Option Plan as of March 31, 2006.

1998 Equity Participation Plan

Pursuant to the terms of the Company’s Amended 1998 Equity Participation Plan (“Equity Plan”), which was authorized as a successor plan to the Company’s Equity Incentive Plan and 1990 Option Plan, 20,000,000 shares of common stock may be granted upon the exercise of options and stock appreciation rights or upon the vesting of restricted stock awards. The exercise price of options generally will be the fair value of the Company’s common stock on the date of grant. Options are generally subject to vesting at the discretion of the Compensation Committee of the Board of Directors (the “Committee”). At the discretion of the Committee, vesting may be accelerated when the fair market value of the Company’s stock equals a certain price established by the Committee on the date of grant. Incentive stock options will be exercisable for up to ten years from the grant date of the option. Non-qualified stock options will be exercisable for a maximum term to be set by the Committee upon grant. As of March 31, 2006, 10,824,676 shares were available for issuance under the Equity Plan.

Directors Stock Option Plan

Pursuant to the terms of the Stock Option Plan for Outside Directors, as amended, (“Directors Plan”), up to 4,000,000 shares of common stock may be granted to outside directors. Under the Directors Plan, each outside director who was elected or appointed to the Board on or after September 15, 1998 shall be granted an option to purchase 100,000 shares of common stock and on each second anniversary after the applicable election or appointment shall receive an additional option to purchase 50,000 shares, provided that such outside director continues to serve as an outside director on that date. For each outside director, 1/12th of the total number of shares will vest on the first day of each calendar month following the date of Option grant, contingent upon continued service as a director. Vesting may be accelerated, at the discretion of the Board, when the fair market value of the Company’s stock equals a certain price set by the Board on the date of grant of the option. The Directors Plan allows for additional grants at the discretion of the Compensation Committee. As of March 31, 2006, 2,975,000 shares were available for issuance under the Directors Plan.

The following table summarizes the Company’s stock option activity for the four plans described above and weighted average exercise price within each transaction type for each of the years ended March 31, 2006, 2005 and 2004 (number of shares in thousands):

	2006		2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding at beginning of year	7,651	$1.97	7,007	$2.05	3,196	$3.39
Options cancelled	(2,652)	3.00	(1,602)	1.18	(497)	3.23
Options granted	3,050	0.81	2,300	1.16	4,613	1.14
Options exercised	(166)	0.80	(54)	0.93	(305)	0.67
Options outstanding March 31	7,883	$1.20	7,651	$1.97	7,007	$2.05

The number of vested options for the years ended March 31, 2006, 2005, and 2004 are 5,217,219, 4,320,270 and 2,849,531 respectively.

Awards

The Company granted 158,311 shares of restricted stock from the Company’s Equity Plan to consultants during fiscal year 2004 in exchange for services rendered. For fiscal year 2005, no shares of restricted stock were granted. For fiscal year 2006, 79,204 shares of restricted stock was issued to consultants in exchange for services rendered. Non-employee awards were booked as operating expenses using Black Scholes model for the period of services rendered as required by EITF 96-18 in fiscal 2004. All restricted stock issued in fiscal 2006 were recorded at the current market price on the date of grant.

Employee Qualified Stock Purchase Plan

The Company has offered an Employee Qualified Stock Purchase Plan (“Employee Plan”) under which rights are granted to purchase shares of common stock at 85% of the lesser of the market value of such shares at the beginning of a six month offering period or at the end of that six month period. Under the Employee Plan, the Company is authorized to issue up to 1,000,000 shares of common stock. 33,350 common stock shares were purchased in fiscal 2006 and 30,100 common shares were purchased in fiscal 2005. Shares available for future purchase under the Employee Plan were 507,602 at March 31, 2006.

Savings and Investment Plan

The Company has established a defined contribution plan that covers substantially all U.S. employees. Employee contributions of up to 4% of each U.S. employee’s compensation will be matched by the Company based upon a percentage to be determined annually by the Board. Employees may contribute up to 15% of their compensation, not to exceed a prescribed maximum amount. The Company made contributions to the plan of $13, $15 and $8 in the years ended March 31, 2006, 2005 and 2004, respectively.

Note 12.  Stockholder Rights Plan

On June 11, 1996, the Board adopted a Preferred Shares Rights Agreement (“Rights Agreement”) and pursuant to the Rights Agreement authorized and declared a dividend of one preferred share purchase right (“Right”) for each common share of the Company’s outstanding shares at the close of business on July 1, 1996. The Rights are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquirer to take over the Company in a manner or under terms not approved by the Board. Each Right becomes exercisable to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $45.00 upon certain circumstances associated with an unsolicited takeover attempt and expires on June 11, 2006. The Company may redeem the Rights at a price of $0.01 per Right.

Note 13.  Geographical Information

Tegal operates in one segment for the manufacture, marketing and servicing of integrated circuit fabrication equipment. In accordance with SFAS No. 131 (SFAS 131) “Disclosures About Segments of an Enterprise and Related Information,” Tegal’s chief operating decision-maker has been identified as the President and Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire company. All material operating units qualify for aggregation under SFAS 131 due to their identical customer base and similarities in: economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since Tegal operates in one segment and in one group of similar products and services, all financial segment and product line information required by SFAS 131 can be found in the consolidated financial statements.

For geographical reporting, revenues are attributed to the geographic location in which the customers’ facilities are located. Long-lived assets consist primarily of property, plant and equipment, and are attributed to the geographic location in which they are located. Net sales and long-lived assets by geographic region were as follows:

Revenues:	Years Ended March 31,
Sales to customers located in:	2006	2005	2004
United States	$5,142	$4,445	$5,538
Asia, excluding Japan	5,624	1,372	1,241
Japan	2,312	6,312	6,485
Germany	2,313	397	170
Italy	386	498	1,480
Europe, excluding Germany and Italy	5,980	1,864	1,614
Total sales	$21,757	$14,888	$16,528

	March 31,
	2006	2005
Long-lived assets at year-end:
United States	$3,296	$5,112
Europe	16	7
Japan	8	16
Asia, excluding Japan	3	3
Total long-lived assets	$3,323	$5,138

The Company’s sales are primarily to domestic and international semiconductor manufacturers. The composition of the Company’s top five customers has changed from year to year, but net system sales to its top five customers in each of fiscal 2006, 2005, and 2004 accounted for 68.9%, 80.0% and 84.8%, respectively, of total net system sales. ST Microelectronics accounted for 54.3% of the Company’s total revenue in fiscal 2006. Fujitsu, Western Digital, and RF Micro Devices accounted for 38.2%, 12.8% and 10.1% respectively, of the Company’s net system sales in 2005. Intel, Fuji Film, and Matsushita accounted for 31.4%, 22.9% and 12.6% respectively, of the Company’s net system sales in 2004. Other than the previously listed customers, no single customer represented more than 10% of the Company’s total revenue in fiscal 2006, 2005, and 2004.